EXHIBIT 22

                         SUBSIDIARIES OF THE REGISTRANT

Tempress Systems, Inc. -- Incorporated under the laws of the State of Texas.

P.R. Hoffman Machine Products, Inc. -- Incorporated under the laws of the State of Arizona.